Exhibit 99.1

Not for distribution to U.S. Newswire Services or for dissemination in the United States

MetaWorks’ Announces Closing of Non-Brokered Private Placement

Fairfield, CA. July 28, 2023 – MetaWorks Platforms, Inc. (“MetaWorks” or the “Company”), (CSE: MWRK and OTCQB: MWRK) is pleased to announce the closing of a non-brokered private placement (the “Offering”), whereby the Company issued 2,957,143 units (each, a “Unit”) at a price of US$0.07 per Unit for aggregate gross proceeds of US$207,000. Each Unit is comprised of one share of common stock of the Company (each, a “Share”) and one-half of one transferable common stock purchase warrant (each whole warrant, a “Warrant”), with each Warrant being exercisable into one additional Share (each, a “Warrant Share”) at an exercise price of US$0.14 per Warrant Share for a period of twelve months following the date of the closing.

The Company did not pay any finder’s fees in connection with the Offering.

The Company intends to use the aggregate proceeds of the Offering for general corporate and working capital purposes.

The securities issued to non-US persons under the Offering, and the shares that may be issuable on exercise of the Warrants, are subject to a statutory hold period expiring four months and one day from the date of closing.

None of the securities issued in connection with the Offering have been registered under the United States Securities Act of 1933, as amended (the “1933 Act”), and none may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the 1933 Act. This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About MetaWorks Platforms, Inc.

MetaWorks Platforms, Inc. (CSE: MWRK and OTCQB: MWRK) is an award-winning Web3 company that owns and operates blockchain platforms in the entertainment technology space that empower Fortune 5000 brands to create and monetize content for their communities, empowering their transition to Web3. MetaWorks Platforms owns and operates movie distribution platforms Vuele.io and MusicFX.io, its fan engagement platform that creates deeper connections between fans and artists using Web3 technologies.

For more information on MetaWorks, please visit us at www.metaworksplatforms.io. For additional investor info, visit www.metaworksplatforms.io or www.sedar.com, and www.sec.gov, searching MWRK.

Media Contact

Arian Hopkins

arian.hopkins@metaworksplatforms.io

Company Contact

Scott Gallagher, President

scott@metaworksplatforms.io